UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report: May 23, 2017

(Date of earliest event reported)

OurPet’s Company

(Exact name of registrant as specified in its charter)

Colorado	000-31279	34-1480558
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

1300 East Street, Fairport Harbor, OH 44077

(Address of principal executive offices including zip code)

440-354-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On May 23, 2017, OurPet’s Company (the “Company”) sent a notice of conversion (the “Notice”), to all holders of record of its Series 2009 Preferred Stock (the “Preferred Stock”). Pursuant to the Notice, all outstanding shares of Preferred Stock will be converted into shares of common stock, no par value, of the Company (“Common Stock”). The effective date of the conversion will be June 15, 2017 (the “Conversion Date”).

On May 22, 2017, the trading price of the Common Stock closed at $1.60, marking the 20th consecutive trading day the trading price of the Common Stock was equal to or exceeded $1.50 per share, triggering the right of the Company to exercise its conversion right in accordance with the Certificate of Designation of the Preferred Stock.

On the Conversion Date, holders of Preferred Stock will be entitled to receive 10 shares of Common Stock for each share of Preferred Stock, reflecting an approximate conversion price of $0.70 per share based on the initial issuance price of $7.00 per share of Preferred Stock. There are currently 123,616 shares of Preferred Stock outstanding, and therefore a total of 1,236,160 shares of Common Stock will be issued upon conversion of the Preferred Stock.

From and after the Conversion Date, no shares of Preferred Stock will be issued or outstanding and all rights of the holders of the Preferred Stock will terminate, except for the right to receive (i) dividends that accrued prior to the Conversion Date, and (ii) the number of shares of Common Stock issuable upon conversion of the Preferred Stock, as described above.

The shares of Common Stock are being issued in reliance upon the exemption set forth in Section 3(a)(9) of the Securities Act of 1933, as amended, for securities exchanged by the Company and existing security holders where no commission or other remuneration is paid or given directly or indirectly by the Company for soliciting such exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2017	OurPet’s Company

	By:	/s/ Scott R. Mendes
Scott R. Mendes, Chief Financial
Officer and Treasurer